UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

June 5, 2018

SUNDANCE STRATEGIES, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-50547	88-0515333
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

4626 North 300 West, Suite No. 365

Provo, Utah  84604

 (Address of Principal Executive Offices, including zip code)

(801) 717-3935

(Registrant’s Telephone Number, including area code)

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Sundance Strategies, Inc. and Subsidiary (“the Company”) is currently focused on the purchase of net insurance benefit contracts (“NIBs”) based on life settlements or life insurance policies. The investment in NIBs is a residual economic beneficial interest in a portfolio of life insurance policies that have been financed by an independent third party via a loan from lenders.  The Company does not take possession or control of the life insurance policies, nor is the associated debt related to the maintenance of these policies an obligation of the Company. The owners of the life insurance policies acquire such policies at a discount to their face value and finance the ongoing life insurance premiums through third-party loans. The policies are used as collateral on the loans. The owners had available credit to pay forecasted premiums and expenses on a portion of the policies until April 15, 2018, which was the renewal date of the loans on these life insurance policies. The loan balances, including accrued interest, outstanding at May 25, 2018, on the loans subject to the April 15, 2018, deadline approximated $105 million. The death benefit on the life insurance policies used as collateral on these loans approximated $306 million. The owners have worked with the lender to extend the loans multiple times and now, after the last loan extension expired, the parties have entered into an agreement to allow for more time to find a long-term solution.

On June 5, 2018, the policy owners, the Company and Kraig Higginson (chairman of the Board of Directors of the Company) entered into a Strict Foreclosure and Forbearance Agreement (the “Agreement”) with the lender on the loans to the above-mentioned policies. The Agreement has an effective date of May 25, 2018. The Company is a party to the Agreement as the NIBs are collateral on the loans. In the Agreement, the lender grants the parties until July 27, 2018, to pay the loans in full, including related termination fees (which termination fees include 20 percent of any proceeds due to the Company as a result of its ownership in the NIBs). If the loans and related termination fees have not been paid by that date the lender will take unfettered possession of the policies and underlying NIBs as part of the Agreement.

The owners and other parties to the Agreement are diligently working to secure alternative funding prior to the July 27, 2018, deadline; and are optimistic such funding will become available prior to the deadline, although no such positive outcome can be assured. The Company’s carrying value of investment in NIBs relating to the above-mentioned life insurance policies totaled approximately $29 million at March 31, 2017, which amount will be reduced to zero if alternative funding acceptable to all parties is not made available. Any impairment of investment in NIBs will also reduce to zero any expected future cash flows associated with the impaired investment in NIBs.

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this report that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform to the Company’s expectations and predictions is subject to a number of risks and uncertainties, including the risk that alternative funding will not be obtained, and that as a result the lender will take possession of the NIBs, as well as other factors discussed in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2017 filed with the Securities and Exchange Commission. The foregoing factors should not be construed as exhaustive. The Company does not intend, or undertake any obligation to publicly update these forward-looking statements, except as required by law.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

99.1 Strict Foreclosure and Forbearance Agreement

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNDANCE STRATEGIES, INC.

Date:	June 11, 2018	By:	/s/ Randall F. Pearson
Randall F. Pearson
President and Director